Exhibit 10.7

Non-Employee Director Restricted Stock Agreement

☐    Recipient’s Copy

☐    Company’s Copy

FTI CONSULTING, INC. 2006 GLOBAL LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT UNDER THE NON-EMPLOYEE DIRECTOR COMPENSATION PLAN,

AS AMENDED AND RESTATED EFFECTIVE AS OF FEBRUARY 20, 2008

To                     :

FTI Consulting, Inc., a Maryland corporation (the “Company”), has granted you an award (this “Award”) of              restricted shares (the “Award Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), under the FTI Consulting, Inc. Non-Employee Director Compensation Plan, as Amended and Restated Effective as of February 20, 2008, as further amended from time to time (the “Plan”), conditioned upon your agreement to the terms and conditions described below. The effective date of grant will be                     , 2         (the “Grant Date”), subject to your promptly signing and returning a copy of this agreement (the “Agreement”) to the Company and delivering to the Company a stock power, endorsed in blank, with respect to the Award Shares.

This Agreement evidences the Award of the Award Shares. The Award is subject in all respects to and incorporates by reference the terms and conditions of the Plan and the FTI Consulting, Inc. 2006 Global Long-Term Incentive Plan, as Amended and Restated Effective October 25, 2006, as further amended from time to time (the “LTIP”). By executing this Agreement, you acknowledge that you have received a copy of the Plan, the Prospectus for the Plan, as Amended and Restated as amended from time to time (the “Prospectus”), the LTIP and the Prospectus for the LTIP, as amended from time to time (the “LTIP Prospectus”). You may request additional copies of the Plan, the Prospectus, the LTIP or the LTIP Prospectus by contacting the Secretary of the Company at FTI Consulting, Inc., 500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202 (Phone: (410) 951-4800). You also may request from the Secretary of the Company copies of the other documents that make up a part of the LTIP Prospectus (described more fully at the end of the LTIP Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally. This Agreement and the Award are made in consideration of your service as a member of the Board of Directors of the Company.

1. Terminology; Conformity; Conflicts. All terms not defined in this Agreement have the meanings given in, first, the Plan, and if not defined in the Plan, second, in the LTIP. Unless otherwise specifically provided in this Agreement, in the event of a conflict, inconsistency or ambiguity between or among any provision, term or condition of this Agreement, the LTIP, or the Plan, the provisions of, first, the Plan, second, the LTIP, and lastly, this Agreement, will control in that order of priority, except in the case of Section 12 of this Agreement which will control in all cases.

2. Terms and Conditions of this Award. The following terms and conditions will apply:

(a) Vesting. All of the Award Shares are nonvested, nontransferable and forfeitable as of the Grant Date. The Award Shares will vest and become transferable and no longer subject to risk of forfeiture as to 100% of the Award Shares on the first anniversary of the Grant Date.

(b) Acceleration of Vesting. All outstanding Award Shares will become fully vested, transferable and nonforfeitable upon the earliest of:

i.	the occurrence of a Change in Control (such vesting will be deemed to occur immediately before such Change in Control),

ii.	your death, or

iii.	your Disability.

(c) Termination Date. All Award Shares that are unvested as of your Termination Date, subject to the acceleration of vesting provisions herein, shall be forfeited to the Company for no consideration on such Termination Date.

3. Restrictions on Transfer. You may not sell, assign, transfer, pledge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested Award Shares, and unvested Award Shares may not be subject to execution, attachment or similar process. The Company will not be required to recognize on its books any action taken in contravention of these restrictions.

4. Stock Certificates.

(a) Unvested Shares. You are reflected as the owner of record of the Award Shares on the Company’s books. The Company will hold the share certificates for safekeeping, or otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable, and any share certificates (or electronic delivery) representing such unvested shares will include a legend to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares. You must deliver to the Company, as soon as practicable after the Grant Date, a stock power, endorsed in blank, with respect to the Award Shares. If you forfeit any Award Shares, the stock power will be used to return the certificates for the forfeited Award Shares to the Company’s transfer agent for cancellation.

(b) Vested Shares. As soon as practicable after the Award Shares vest, the Company will deliver a share certificate to you, or deliver shares electronically or in certificate form to your designated broker on your behalf. If you are deceased at the time that a delivery of share certificates is to be made, the certificates will be delivered to your executor, administrator, or personal representative.

(c) Legends. Any share certificates delivered or Award Shares delivered electronically will, unless the Award Shares are registered and such registration is in effect, or an exemption from registration is available, under applicable federal and state law, bear a legend (or electronic notation) restricting transferability of such Award Shares.

(d) Postponement of Delivery. The Company may postpone the issuance and delivery of any Award Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

i.	the completion or amendment of any registration of the Award Shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; and

ii.	compliance with any requests for representations.

5. Taxation.

(a) Tax Withholding. Since you are not an employee of the Company or any Affiliate, the Company is not required to, and the Company will not, deduct from any compensation or any other payment of any kind due you the amount of any federal, state, local or foreign taxes required to be paid by you as a result of the grant or vesting of the Award Shares in whole or in part. You expressly acknowledge that you are solely responsible for the payment of any such federal, state, local or foreign taxes, and you may not rely on the Company for any assistance with regard to withholding or paying such taxes.

(b) Tax Election. You are advised to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended. Any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. You may not rely on the Company or any of its respective officers, directors or employees for tax or legal advice regarding this Award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this Award or have voluntarily and knowingly foregone such consultation.

6. Adjustments for Corporate Transactions and Other Events.

(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Restricted Stock Units hereunder shall be adjusted as provided under the Director Compensation Plan.

(b) Other Transactions Affecting the Common Stock. The terms and conditions of this Agreement will apply with equal force to any additional and/or substitute rights to receive securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or other similar event. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, rights to receive securities of another entity, or other property (including cash), then the rights of the Company under this Agreement will inure to the benefit of the Company’s successor, and this Agreement will apply to the rights to receive securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

7. Non-Guarantee of Service Relationship. Nothing in the Plan, the LTIP or this Agreement alters your service relationship with the Company or shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain you as a member of the Board of Directors for any period of time. This Agreement is not to be construed as a contract of service relationship between the Company and you. This Agreement does not limit in any way the possibility of your removal from the Board of Directors in accordance with the By-Law provisions in effect at the relevant time, whether or not such removal results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

8. Rights as Stockholder. As the owner of record of Award Shares, you are entitled to all rights of a stockholder of the Company, including the right to vote the Award Shares and the right to receive cash dividends or other distributions declared or paid with respect to nonvested and forfeitable Award Shares, but excluding the right to freely transfer the Award Shares until they become vested. All cash dividends and any other distributions paid with respect to nonvested Award Shares will be paid directly to you on the applicable dividend payment dates.

9. The Company’s Rights. The existence of the Award Shares does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its subsidiaries, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10. Entire Agreement. This Agreement, inclusive of the Plan and the LTIP incorporated into this Agreement, contains the entire agreement between you and the Company with respect to the Award Shares. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Award or the Award Shares are superseded by this Agreement and are void and ineffective for all purposes.

11. Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award Shares as determined in the discretion of the Committee, except as provided in the Plan, the LTIP or in any other written document signed by you and the Company.

12. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award or the Award Shares will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

13. Headings; Interpretation. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement. Whenever the context requires, all words under in the singular shall be construed to include the plural and vice versa. Words of the masculine gender shall be deemed to include the correlative words of the feminine gender. The word “you” or “your” means the recipient of the Restricted Stock Units as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

14. Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

{The signature page follows.}

IN WITNESS WHEREOF, the Company and the Award Recipient have caused this Agreement to be executed this      day of             , 20    .

FTI CONSULTING, INC.

By:

Name:

Title:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.

AWARD RECIPIENT

STOCK POWER

FOR VALUE RECEIVED, the undersigned,                     , hereby sells, assigns and transfers unto FTI Consulting, Inc., a Maryland corporation (the “Company”), or its successor,                      shares of common stock, par value $.01 per share, of the Company standing in my name on the books of the Company and its transfer agent, and hereby irrevocably constitutes and appoints Jack B. Dunn, IV and Eric B. Miller, or any one of them, as my attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises.

WITNESS:

Dated: